AS FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION
ON MAY 26, 2006

REGISTRATION NO. 333-133217

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SYS

(Exact Name of Registrant as Specified in its Charter)

CALIFORNIA	95-2467354
(State or Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

5050 Murphy Canyon Road, Suite 200
San Diego, CA 92123
(858) 715-5500
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Edward M. Lake, Chief Financial Officer
SYS
5050 Murphy Canyon Road, Suite 200
San Diego, CA 92123
(858) 715-5500
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

COPIES TO:
Otto E. Sorensen, Esq.
Carrie H. Darling, Esq.
Luce, Forward, Hamilton & Scripps LLP
600 West Broadway, Suite 2600
San Diego, CA 92101
(619) 236-1414
(619) 232-8311 (Facsimile)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO
THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE
EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [   ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ X ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [   ].

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  [   ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  [   ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, no par value	10,442,797	$3.83	$40,895,308	$5,181
TOTAL(3)	10,442,797	$3.83	$40,895,308	$5,181

(1) Represents 6,140,684 shares of common stock that are currently outstanding, 1,802,485 shares that are issuable upon the exercise of outstanding convertible notes, 493,401 shares that are issuable upon the exercise of outstanding warrants, 100,000 shares that are issuable upon the exercise of conditionally issuable warrants and 1,906,227 shares that are conditionally issuable pursuant to prior acquisition related agreements. (The conditionally issuable shares are shares that may be issued upon achievement of performance criteria).

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) of the Securities Act. Calculated based on the average high and low sales price of the Common Stock on the American Stock Exchange on April 10, 2006.

(3) Also includes an indeterminable number of additional shares of Common Stock which may be issued as a result of stock splits, stock dividends or similar transactions, in each case in accordance with Rule 416 and Rule 457 of the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. The Selling Shareholders named herein may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 26, 2006

PROSPECTUS

SYS

10,442,797 Shares of Common Stock

This Prospectus relates to the resale by the Selling Shareholders named in this Prospectus of up to 10,442,797 shares of our common stock, 6,140,684 of which are currently outstanding, 1,802,485 of which are issuable upon the exercise of outstanding convertible notes, 493,401 shares that are issuable upon the exercise of outstanding warrants, 100,000 shares that are issuable upon the exercise of conditionally issuable warrants and 1,906,227 shares that are conditionally issuable pursuant to prior acquisition related agreements (The conditionally issuable shares are shares that may be issued upon achievement of performance criteria). The Selling Shareholders, or their pledgees, donees, transferees or distributees, or other successors-in-interest, may offer the shares from time to time through public or private transactions, on or off the American Stock Exchange, at prevailing market prices or at privately negotiated prices. They may make sales directly to purchasers or to or through agents, broker-dealers or underwriters. We will not receive any proceeds from the resale of any of the shares of our common stock in this offering. We will, however, receive proceeds if the Selling Shareholders pay cash to exercise some or all of the warrants owned by them and we may benefit from the reduction of indebtedness.

Our common stock is registered under Section 12(g) of the securities Act of 1934 and is listed and traded on the American Stock Exchange under the symbol “SYS.” The closing sales price of our common stock on April 7, 2006 as reported by the American Stock Exchange was $3.89.

We urge you to carefully consider the Risk Factors beginning on page 2 of this Prospectus before purchasing shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is _________________, 2006.

Prospective investors may rely only on the information contained in this Prospectus. We have not authorized anyone to provide prospective investors with different or additional information. This Prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this Prospectus is current as of the date of this Prospectus, regardless of the time of the delivery of this Prospectus or any sale of these securities.

TABLE OF CONTENTS

BUSINESS SUMMARY
RISK FACTORS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
RECENT DEVELOPMENTS
RECENT FINANCINGS
RECENT TRANSACTIONS
USE OF PROCEEDS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

EXHIBITS
OPINION OF LUCE, FORWARD, HAMILTON & SCRIPPS LLP
CONSENT OF LUCE, FORWARD, HAMILTON & SCRIPPS LLP
CONSENTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM-KPMG LLP
CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM-GOODMAN & COMPANY
INDEX TO FINANCIAL STATEMENTS

BUSINESS SUMMARY

This summary highlights selected information and does not contain all the information that is important to you. We urge you to carefully read this entire Prospectus and the documents we have referred you to in “Incorporation of Certain Documents by Reference” on page 15 for more information about us and our financial statements. We urge you to pay special attention to the risks of investing in our common stock discussed under “Risk Factors.” Except where the context otherwise requires, the terms “we,” “us,” “our” or “SYS” refer to the business of SYS and its consolidated subsidiaries.

SYS Technologies (AMEX: SYS), is a provider of information connectivity solutions that capture, analyze and present real-time information to decision makers. Our tailored solutions deliver enhanced decision-making and asset management tools, as well as improved response times, to our customers, which include the Department of Defense (DoD), U.S. Department of Homeland Security (DHS) and large industrial, energy and transportation companies.

Built upon standards-based interoperable platforms, SYS solutions utilize sensors, wireless communications networks, decision-support tools and net-centric technologies.

For the DoD, we provide command and control systems to operational commanders. For the DHS and various state agencies, we provide real-time safety and security products and services, including sensor networking products and end-to-end solutions. Large industrial customers in the telecommunications, utilities, construction, chemical, and biomedical industries use our products and services to intelligently and profitably manage remote assets.

Historically, our revenues have been generated by providing contract engineering services to the DoD. We have increased our revenues by establishing new business units with experienced senior executives who have the ability to grow these business units and to expand our customer base and by acquiring other companies. Our objective is to continue to grow our revenues organically and through acquisitions and to continue to develop a mix of services and products based revenues. We intend to continue to selectively acquire businesses and technologies which complement and enhance our existing businesses and which will allow us to broaden our customer base. While we are continuing to grow our DoD business, we also have an expanding revenue base with other U.S. Government agencies, including the DHS, the Defense Advanced Research Program Administration (DARPA), and the Defense Systems Information Agency (DISA), municipal and state governments, and Fortune 1000 companies in the industrial marketplace.

We deliver our solutions through two operating segments. The Defense Solutions Group (DSG) focuses on engineering and technical services to U.S. Federal Government agencies. The Public Safety, Security and Industrial Solutions Group (PSSIG) focuses on sensor networking technologies and public safety and security solutions for both commercial and government customers.

Our principal executive offices are located at 5050 Murphy Canyon Road, Suite 200, San Diego, California, 92123, and we have additional offices in California, Virginia and Washington, DC. For additional information, please visit www.systechnologies.com.

The Offering

Common stock offered by Selling Shareholders (including shares underlying convertible notes and warrants)	10,442,797 shares assuming full conversion of the outstanding convertible notes and warrants associated with this offering. This number represents 54% of our outstanding stock.
Common stock to be outstanding after the offering, assuming full conversion of the outstanding convertible notes and warrants associated with this offering.	19,424,257 shares(1)
Proceeds to Company
We will not receive proceeds from the resale of shares by the Selling Shareholders. However, we will receive a reduction of approximately $5,224,563 in short and long-term indebtedness to the extent that convertible notes are converted subsequent to the effectiveness of the registration statement of which this Prospectus is a part. To the extent that 313,401 warrants issued in our May 27, 2005 Offering are exercised at their $2.50 exercise price on other than a cashless basis, the Company would receive $783,503 in cash proceeds. To the extent that 110,000 warrants issued in payment for services rendered are exercised at their $4.00 exercise price on other than a cashless basis, the Company would receive $440,000 in cash proceeds. Effective as of September 27, 2005, we acquired certain assets of Lomasoft Corporation - for $50,000, 50,000 warrants, and a contingent obligation to issue up to 100,000 warrants in the future. To the extent that the 50,000 warrants issued to Lomasoft are exercised at their $3.85 exercise price on other than a cashless basis, we would receive $192,500 in cash proceeds. To the extent that the 100,000 warrants which may be issued to Lomasoft are exercised at their $3.87 exercise price on other than a cashless basis, the Company would receive $387,000 in cash proceeds.

American Stock Exchange Symbol	SYS

(1) Based on 15,122,144 shares of common stock outstanding as of May 9, 2006 plus 1,555,522 shares issuable upon the conversion of convertible notes from private placements of securities completed in 2004 and 2006; 246,963 shares issuable upon the conversion of convertible notes from acquisitions; 493,401 shares issuable upon the exercise of warrants associated with a private placement of securities and in connection with acquisitions completed in 2005; up to approximately 100,000 shares that are issuable upon the exercise of conditionally issuable warrants under certain provisions in the Lomasoft transaction, and up to 1,906,227 shares contingently issuable under earn-out provisions in various acquisition transactions.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. In addition to the other information contained and incorporated by reference in this Prospectus, we urge you to carefully consider the following risk factors before purchasing any of the securities offered under this Prospectus. Risks and uncertainties, in addition to those we describe below, that are not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following risks occur, our business and financial results could be harmed, and the price of our common stock could decline. We believe the following are our material risks:

We depend upon a single customer, the U.S. Government, for the majority of our revenues, and a decrease in its demand for our services, or pricing modifications by prime contractors, might harm our operating results.

Currently, a substantial part of our business is work we do for the DoD. Even though the amount of business we receive from this customer is growing and we have negotiated multiple-year contracts that include option and award years, budget changes in Congress or the DoD could have a significant and adverse effect on us. In addition, we do not know whether the U.S. Government will exercise each option or award year available on a contract. Depending on the contract, we may perform as a prime contractor or as a subcontractor to another prime contractor. In cases where we perform as a subcontractor, we may be subject to price modifications required by the prime contractor. Such price modifications, if not mitigated by a corresponding reduction of costs, could have a negative impact on our profitability.

A significant number of our customers are government agencies which are subject to unique political and budgetary constraints and have special contracting requirements that may affect our ability to obtain other new government customers.

A significant number of our customers are government agencies, principally DoD agencies. These agencies often do not set their own budgets and therefore have little control over the amount of money they can spend. In addition, these agencies experience political pressure that may dictate the manner in which they spend money. Due to political and budgetary processes and other scheduling delays that frequently occur in the contract or bidding process, some government agency orders may be canceled or substantially delayed, and the receipt of revenues or payments may be substantially delayed.

In addition, future sales to government agencies will depend on our ability to meet government contracting requirements, certain of which may be onerous or impossible to meet, resulting in our inability to obtain particular contracts. Common requirements in government contracts include bonding, provisions permitting the purchasing agency to modify or terminate at will the contract without penalty and provisions permitting the agency to perform investigations or audits of our business practices.

The U.S. Government has a program that encourages and sometimes requires large prime contractors to use small businesses. The U.S. Government restricts the competition on some contracts to qualifying small businesses. Some of our contracts and subcontracts have been awarded based on our eligibility as a small business. The definition of a small business depends on the type of product or service being provided. The U.S. Government uses North American Industry Classification System (NAICS) codes to classify the small business size standards for all industries. One of our primary NAICS codes was for engineering services, and beginning in fiscal year 2005, we no longer qualified as a small business using this code. However, we still qualify as a small business using several other NAICS codes. In addition, the small business contracts currently held by us do not terminate as a result of our no longer qualifying as a small business under any specific NAICS Code, and any option years on these contracts are also not affected by a change in small business status. Nevertheless, it is possible that our future revenues may be adversely impacted by our recent growth and consequent failure to qualify as a small business under certain NAICS codes.

Our inability to adequately retain or protect our employees, customer relationships and proprietary technology could harm our ability to compete.

Our future success and ability to compete depends in part upon our employees and their customer relationships, as well as our proprietary technology and trademarks, which we attempt to protect with a combination of patent, copyright, trademark and trade secret claims, as well as with our confidentiality procedures and employee contract provisions. These legal protections afford only limited protection and are time-consuming and expensive to obtain and/or maintain. Further, despite our efforts, we may not prevent third parties from soliciting our employees or customers or infringing upon or misappropriating our intellectual property. Our employees, customer relationships and intellectual property may not provide us with a competitive advantage adequate to prevent competitors from entering the markets for our products and services. Additionally, our competitors could independently develop non-infringing technologies that are competitive with, and equivalent or superior to, our technology. Monitoring infringement and/or misappropriation of intellectual property can be difficult, and it is possible that we would not detect an infringement or misappropriation of our proprietary rights. Even if we were to detect an infringement or misappropriation of our proprietary rights, litigation to enforce these rights would be costly and would cause us to divert financial and other resources from our normal business operations.

The departure of certain key personnel could affect the financial condition of SYS due to the loss of their expertise and customer relationships.

Certain key employees, such as Clifton L. Cooke, Jr., Edward M. Lake, and Kenneth D. Regan, are intimately involved in our business and have day-to-day relationships with critical customers. Competition for highly skilled business, product development, technical and other personnel is intense, and we may not be successful in recruiting new personnel or in retaining our existing personnel. A failure on our part to retain the services of these key personnel could have a material adverse effect on our operating results and financial condition. We do not maintain key man life insurance on any of our employees.

We face numerous competitors, and as a result, we may not get the business we seek.

We have many competitors with comparable characteristics and capabilities that compete for the same group of customers. Our competitors are competent and experienced and are continuously working to take projects away from us. Many of our competitors have greater financial, technical, marketing and other resources than we do. Our ability to compete effectively may be adversely affected by the ability of these competitors to devote greater resources to the sale and marketing of their products and services than are available to us.

We must comply with numerous U.S. Government regulations.

As a government contractor, we must comply with, and we are affected by, various government regulations. Changes in these regulations could affect our operating results, and we could be subject to penalties for failure to comply with them. Among the most significant of these regulations are:

•
the Federal Acquisition Regulations, and agency regulations supplemental to the Federal Acquisition Regulations, which comprehensively regulate the formation, administration and performance of government contracts;

•	the Truth in Negotiations Act, which requires certification and disclosure of all cost and pricing data in connection with contract negotiations;

•	government accounting regulations, which impose accounting requirements that govern our right to reimbursement under certain cost-based government contracts; and

•	laws, regulations and executive orders restricting the use and dissemination of information classified for national security purposes and the exportation of certain products and technical data.

Accuracy of indirect billing rates is critical.

Our indirect billing rates are approved at least annually by the Defense Contract Management Agency (DCMA) after being reviewed by the Defense Contract Audit Agency (DCAA).  These rates can differ from our actual indirect rates.  We budget to have our actual indirect rates as close as possible to our government approved indirect rates at fiscal year end.  Throughout the year, management assesses how these rates compare to forecasted rates for the year.  If a variance is expected to exceed the amount to be billed, provisions for such variance are recognized at that time.

For interim reporting purposes, SYS applies overhead and selling, general and administrative expenses as a percentage of direct contract costs based on annual budgeted indirect expense rates. To the extent actual expenses for an interim period are greater than the budgeted rates, the variance is deferred if management believes it is probable that the variance will be absorbed by future contract activity. This probability assessment includes projecting whether future indirect costs will be sufficiently less than the annual budgeted rates or can be absorbed by seeking increased billing rates applied on cost-plus-fee contracts. At the end of each interim reporting period, management assesses the recoverability of any amount deferred to determine if any portion should be charged to expense. In assessing the recoverability of variances deferred, management takes into consideration estimates of the amount of direct labor and other direct costs to be incurred in future interim periods, the feasibility of modifications for provisional billing rates, and the likelihood that an approved increase in provisional billing rates can be passed along to a customer. If assumptions about the probability of recovering deferred variances change, deferred amounts could be expensed and such expenses could have a material adverse effect on the results of operations.

We rely on subcontractors whose performance could have an adverse impact on our relationships with our customers and our operating results.

We regularly employ subcontractors to assist us in satisfying our contractual obligations. We could have disputes with subcontractors concerning a number of issues, including the quality and timeliness of their work, a decision on our part not to extend task orders or issue new task orders under a subcontract, or our hiring of former personnel of a subcontractor. A failure by one or more of our subcontractors to satisfactorily deliver agreed-upon services on a timely basis could materially and adversely impact our ability to perform our obligations as a prime contractor. In extreme cases, such subcontractor performance deficiencies could result in the government terminating our contract for default. A default termination could expose us to liability for excess costs of procurement by the government and have a material adverse effect on our ability to compete for future contracts and task orders.

If we are unable to obtain or maintain security clearances, we may not be able to perform certain work.

If we cannot obtain the necessary security clearances, we may not be able to perform classified work for the government and our revenues may suffer. Certain government contracts require our facilities and some of our employees to maintain security clearances. If we lose or are unable to obtain security clearances required for a particular contract, the client can terminate the contract or decide not to renew it upon its expiration. As a result, to the extent we cannot obtain the required security clearances for our employees working on a contract, we may not derive the revenue anticipated from that contract. Any such reduction in revenue, if not replaced with revenue from other contracts, could seriously harm our operating results.

Security breaches in sensitive government systems could result in the loss of clients and negative publicity. Many of the systems we develop involve managing and protecting information involved in national security and other sensitive government functions. A security breach in one of these systems could cause serious harm to our business, could result in negative publicity and could prevent us from having further access to such critically sensitive systems or other similarly sensitive areas for other government clients.

There are risks associated with our planned growth, such as a possible inability to manage our growth.

We plan to grow our revenues and profits by adding to our existing customer base through internal growth and by the acquisition of other government services and government or commercial technology related companies. Over the past five years we have hired senior management personnel capable of establishing new business units within SYS. Rapid expansion through internal growth has required additional capital resources. We plan to continue this approach to building our business. We are uncertain whether this approach will result in increased profitability in the future.

We believe that we can also grow through the acquisition of other government services companies and government or commercial technology related companies that have product offerings which may be sold to both commercial and government customers. The acquisition of other companies and growing those businesses is uncertain and contains a variety of business risks, including: integration, cultural differences, the retention of key personnel, competition, protection of intellectual property, profitability, industry changes and others. Although we do not have an agreement to acquire any specific company at this time, we intend to attempt to expand our operations through the acquisition of other companies. Acquisitions and attempted acquisitions may place a strain on our limited personnel, financial and other resources. Our ability to manage this growth, should it occur, will require expansion of our capabilities and personnel. We may not be able to find qualified personnel to fill additional positions or be able to successfully manage a larger organization. Further, we intend to finance these transactions through a combination of cash, equity and debt. Our ability to use our stock as an acquisition currency may be limited because the trading volume in our stock has been low, our stock price has been volatile, and our stock may not maintain a price sufficient to support transactions without excessive dilution.

We have very limited funds upon which to rely for adjusting to business variations and for growing new businesses.

While we are likely to look for new funding to assist in the acquisition of other profitable businesses, it is uncertain whether such funds will be available. Our substantial reliance on our revolving line of credit facility with Comerica Bank - California imposes certain limitations on us, such as complying with the financial covenants. If we are to grow and expand our operations, we will need to raise significant amounts of additional capital. We cannot be certain that we will be successful in raising additional capital, or if we are successful, that we will be able to raise capital on reasonable terms. If we do raise additional capital, our existing shareholders may incur substantial and immediate dilution. The net loss reported for the nine months ended March 31, 2006 may further impact our ability to raise capital.

As of March 31, 2006, the Company was in default of the financial covenants under its bank line of credit related to minimum quarterly net income and the ratio of cash flow to the current portion of long term debt. The lender has granted a waiver of these covenants for the measurement period ended March 31, 2006. The Company is currently in negotiations with the lender to modify the covenants, however, if the covenants are not modified and the Company is in default of the loan covenants at June 30, 2006, or the Company is not able to return to profitability, which may create a default in the loan covenants after they are modified, the lender may require the Company to pay the outstanding balance and cancel the credit facility.

There are a large number of shares that are available for future sale, and the sale of these shares may depress the market price of our common stock.

As of March 15, 2006, we had issued 13,831,096 shares of common stock. Up to 2,333,200 shares of common stock were issuable upon the exercise of employee stock options at prices ranging from $1.00 to $4.90 per share, 687,522 shares were issuable upon the conversion of convertible notes from the February 2004 Offering at $2.20 per share, 168,563 shares were issuable upon the conversion of convertible notes from the acquisition of Polexis at $2.32 per share, 78,400 shares were issuable upon the conversion of the convertible note payable from the Antin acquisition at $2.50 per share, 313,401 shares were issuable upon the exercise of warrants issued in connection with the May 27, 2005 Offering at $2.50 per share, 50,000 shares were issuable upon the exercise of warrants issued in connection with the acquisition of the Lomasoft technology at $3.85 per share, 100,000 shares were conditionally issuable upon the exercise of warrants issued in connection with the acquisition of the Lomasoft technology at $3.87 per share, 868,000 shares were issuable upon the conversion of convertible notes from the February 14, 2006 Offering at $3.60 per share, 110,000 shares were issuable upon the exercise of warrants issued in connection with various transactions at $4.00 per share, and up to 1,906,227 shares contingently issuable under earn-out provisions in various acquisition transactions. The sale of shares issued upon any conversion of our outstanding convertible notes or the exercise of outstanding options, warrants or the stock purchase agreement could adversely affect the market price of our common stock.

There is a limited market for our common stock which could impact your ability to sell your shares.

Our common stock is traded on the American Stock Exchange. Trading in our common stock has been sporadic, and at present, there is a limited market for the stock. We do not know whether a stronger market will develop. Even if such a market does develop, it may not be sustained. There are no analysts currently covering the Company.

Future sales of our common stock by existing shareholders under Rule 144 could decrease the trading price of our common stock.

As of March 31, 2006, a total of 6,598,020 shares of our outstanding common stock were “restricted securities” and could be sold in the public markets only in compliance with Rule 144 adopted under the Securities Act of 1933 or other applicable exemptions from registration. Rule 144 provides that a person holding restricted securities for a period of one year may thereafter sell, in brokerage transactions, an amount not exceeding in any three-month period the greater of either (i) 1% of the issuer’s outstanding common stock or (ii) the average weekly trading volume in the securities during a period of four calendar weeks immediately preceding the sale. Persons who are not affiliated with the issuer and who have held their restricted securities for at least two years are not subject to the volume limitation. Possible or actual sales of our common stock by present shareholders under Rule 144 could have a depressive effect on the price of our common stock.

Our directors, executive officers and affiliated persons beneficially own a significant amount of our stock, and their interests could conflict with yours.

As of March 31, 2006, our directors, executive officers and affiliated persons were the beneficial owners of approximately 25.5% of our common stock, including stock options exercisable within 60 days of March 31, 2006. As a result, our executive officers, directors and affiliated persons will have a significant ability to:

•	elect or defeat the election of our directors;

•	amend or prevent amendment of our articles of incorporation or bylaws;

•	effect or prevent a merger, sale of assets or other corporate transaction; and

•	control the outcome of any other matter submitted to the shareholders for vote.

As a result of their ownership and positions, our directors, executive officers, and affiliated persons, collectively, are able to significantly influence all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our directors and executive officers and affiliated persons, or the prospect of these sales, could adversely affect the market price of our common stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our shareholders from realizing a premium over our stock price.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995, (the “Reform Act”), provides a safe harbor for forward-looking statements made by us or on our behalf. We and our representatives may, from time to time, make written or verbal forward-looking statements, including statements contained in our filings with the Securities and Exchange Commission, including this Prospectus, and in our reports to shareholders. Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” and similar expressions identify statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that are intended to come within the safe harbor protection provided by those sections. All statements addressing operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to sales growth, earnings or earnings per share growth, and market share, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements within the meaning of the Reform Act.

The forward-looking statements are and will be based upon our management’s then-current views and assumptions regarding future events and operating performance and are applicable only as of the dates of such statements. Except as required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, all forward-looking statements involve risks and uncertainties. Actual results, including our revenues from our segments, expenses, gross margins, cash flows, financial condition, and net income, as well as factors such as our competitive position, the demand for our products and services and our customer base, may differ materially from those contemplated in the forward-looking statements or those currently being experienced by us for a number of reasons, including but not limited to the risk factors set forth above under “Risk Factors.”

The risk factors described in the Risk Factors section are not exhaustive. We cannot assure you that we have correctly identified and appropriately assessed all factors affecting our business or that the publicly available information with respect to these matters is complete and correct. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also may adversely impact us. Should any risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition, and results of operations. For these reasons, we caution you not to place undue reliance on our forward-looking statements.

RECENT DEVELOPMENTS

On May 19, 2006, the Company announced its operating results for the third quarter and first nine months of its fiscal year ending June 30, 2006. The Company incurred a loss from operations of $525,000 and a net loss of $664,000 for the first nine months of fiscal 2006 compared to income from operations of $1.8 million and net income of $881,000 in the same period of fiscal 2005. The loss is attributable to the following factors: lower than expected direct contract activity; management's decision not to reduce staff; complexities in product development, including increased research and development costs and some delays in the introduction of planned new products; and a significant continuing delay in the funding of several DoD programs, resulting in a significant drop in internally budgeted growth in this business area.

One of our regular sources of liquidity is our revolving line of credit facility for $4.0 million that expires on December 28, 2006. Our revolving line of credit facility had a balance of $1.0 million and had available borrowing capacity of approximately $3.0 million at March 31, 2006.  SYS must maintain certain financial covenants, including tangible effective net worth, current assets to current liabilities, debt to net worth and cash flow coverage. As of March 31, 2006, the Company was in default of the financial covenants related to minimum quarterly net income and the ratio of cash flow to the current portion of long term debt. The lender has granted a waiver of these covenants for the measurement period ended March 31, 2006, and the Company is currently in negotiations with the lender to modify the covenants. As of May 19, 2006, the balance on the line of credit was $1,879,000.

RECENT FINANCINGS

On February 14, 2006, we completed a private Offering pursuant to Section 4(2) of the Securities Act of 1933 of $6.25 million in units, each unit consisting of 6,944 restricted shares of SYS Common Stock at $3.60 per share and a three-year $25,000 unsecured subordinated convertible note bearing interest, at 10% per annum, payable quarterly. The investor can convert all but not part of this note, at any time prior to maturity, into shares of SYS common stock at $3.60 per share or keep the note until maturity. SYS has a conversion option commencing one year from the date of issuance whereby, if our stock trades at $5.40 per share for at least five consecutive trading days, we can force the conversion of the notes then outstanding.

We issued 868,000 shares of common stock pursuant to this offering. An additional 868,049 shares could be issued if all of the notes are converted into common stock.

RECENT TRANSACTIONS

On April 2, 2006, SYS acquired all of the outstanding stock of Reality Based IT Services, Ltd. (RBIS) a privately held, Maryland-based information systems consultancy for approximately $9.5 million in cash and stock. The transaction was completed pursuant to a stock purchase agreement between SYS and the principal shareholder of RBIS. As a result of the acquisition, RBIS became a wholly-owned subsidiary of SYS, and therefore, its financial results will be included in the consolidated financial results of SYS for periods subsequent to March 31, 2006.

As a provider of Information Technology (IT) security engineering, RBIS develops, implements and maintains convergent security services that are delivered by consultants, engineers and help desk personnel with high-level U.S. government clearances.

The purchase consideration consisted of $5.6 Million in cash and 963,277 shares of SYS common stock with a market value of approximately $3.9 million at closing.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The unaudited pro forma condensed consolidated financial information has been prepared by SYS and gives effect to the acquisition on April 2, 2006 of all the outstanding stock of Reality Based IT Services, Ltd. (“RBIS”) for $5,636,000 of cash and $3,728,000 of SYS common stock and the acquisition on December 14, 2004 of all of the assets and certain liabilities of Xsilogy, Inc. (“Xsilogy”) for initial cash consideration of $345,000 and the assumption of liabilities totaling $112,000. The effects of the financing transaction completed February 14, 2006, discussed above in “Recent Financings”, are also presented in the statements of operations for each period as though the transaction had occurred at the beginning of each period.

The unaudited pro forma condensed consolidated balance sheet has been prepared as if the acquisition of RBIS had taken place as of March 31, 2006. The unaudited pro forma condensed consolidated statement of operations for the nine months ended March 31, 2006 reflect the acquisition of RBIS as if it occurred on July 1, 2005. The unaudited pro forma condensed consolidated statement of operations for the year ended June 30, 2005 reflects the acquisitions of RBIS and Xsilogy as though both acquisitions occurred on July 1, 2004.

The pro forma adjustments are based upon available information and certain assumptions that SYS’s management believes is reasonable under the circumstances. SYS’s preliminary allocation of the RBIS purchase price is based upon preliminary estimates of the fair value of net assets acquired. Management believes that the preliminary allocation of the purchase price is reasonable, however, in some cases the final allocation will be based upon an independent valuation that is not yet complete. As a result, the allocation is subject to revision as additional information becomes available and such revised allocation could differ from the preliminary allocation.

The unaudited pro forma condensed consolidated financial information is provided for informational purposes only and is not necessarily indicative of the results that would have occurred if the acquisitions had occurred on the dates indicated or the expected financial position or results of operations in the future.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with SYS’s separate historical consolidated financial statements and notes thereto as filed with the United States Securities and Exchange Commission. In management’s opinion, all material adjustments necessary to reflect the effect of this transaction have been made.

SYS AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
MARCH 31, 2006
			Pro Forma		Pro Forma
	SYS	RBIS	Adjustments		Combined
ASSETS
Current Assets
Cash	$6,238,000	$512,000	$(4,714,000)	(a)	$2,036,000
Accounts receivable, net	10,356,000	1,905,000	--		12,261,000
Inventory	859,000	--	--		859,000
Prepaid expenses	473,000	36,000	--		509,000
Income tax refund receivable	611,000	--			611,000
Total current assets	18,537,000	2,453,000	(4,714,000)		16,276,000

Furniture, equipment and leasehold improvements, net	1,539,000	177,000	--		1,716,000
Capitalized software, net	29,000	--	--		29,000
Intangible assets, net	1,801,000	--	948,000	(b)	2,749,000
Goodwill	13,108,000	--	6,523,000	(b)	19,631,000
Other assets	299,000	--	--		299,000
Total Assets	$35,313,000	$2,630,000	$2,757,000		$40,700,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Line of credit	$1,029,000	$--	$1,199,000	(c)	$2,228,000
Accounts payable	1,156,000	33,000	--		1,189,000
Accrued payroll and related expenses	2,256,000	417,000	--		2,673,000
Other accrued liabilities	945,000	--	--		945,000
Current portion of deferred tax liabilities	461,000	--	--		461,000
Current portion of convertible notes payable, related party	791,000	--			791,000
Current portion of convertible notes payable	1,075,000	--	--		1,075,000
Current portion of notes payable	--	6,000	--		6,000
Deferred revenue	197,000	--	--		197,000
Total current liabilities	7,910,000	456,000	1,199,000		9,565,000

Convertible notes payable, net of current portion, related party	1,171,000	--	--		1,171,000
Convertible notes payable, net of current portion	2,150,000	--	--		2,150,000
Notes payable, other	--	4,000	--		4,000
Other liabilities	109,000	--	--		109,000
Deferred tax liabilities	249,000	--	--		249,000
Total liabilities	11,589,000	460,000	1,199,000		13,248,000

STOCKHOLDERS' EQUITY:
Common stock	21,776,000	--	3,728,000	(d)	25,504,000
Retained earnings	1,948,000	2,170,000	(2,170,000)		1,948,000
	23,724,000	2,170,000	1,558,000		27,452,000

	$35,313,000	$2,630,000	$2,757,000		$40,700,000

See the accompanying notes.

SYS AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED MARCH 31, 2006

			Pro Forma		Pro Forma
	SYS	RBIS	Adjustments		Combined

Revenues	$38,930,000	$6,693,000	$--		$45,623,000

Operating costs and expenses:
Costs of revenues	32,401,000	4,754,000	--		37,155,000
General and administrative expenses	5,359,000	885,000	482,000	(e)	6,726,000
Research and development	1,695,000	--	--		1,695,000
Total operating costs and expenses	39,455,000	5,639,000	482,000		45,576,000

Income (loss) from operations	(525,000)	1,054,000	(482,000)		47,000

Other (income) expense:
Other income	(93,000)	(3,000)	--		(96,000)
Interest expense	313,000	--	265,000	(f)	578,000
Total other (income) expense	220,000	(3,000)	265,000		482,000

Income (loss) before income taxes	(745,000)	1,057,000	(747,000)		(435,000)

Income tax provision (benefit)	(81,000)	--	132,000	(g)	51,000

Net income (loss)	$(664,000)	$1,057,000	$(879,000)		$(486,000)

Net loss per share:
Basic	$(0.06)				$(0.04)
Diluted	$(0.06)				$(0.04)

Weighted average shares:
Basic	11,958,144			(h)	13,643,698
Diluted	11,958,144			(h)	13,643,698

See the accompanying notes.

SYS AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED JUNE 30, 2005

				Pro Forma		Pro Forma
	SYS	RBIS	Xsilogy	Adjustments		Combined

Revenues	$45,769,000	$9,466,000	$111,000	$--		$55,346,000

Operating costs and expenses:
Costs of revenues	37,918,000	6,240,000	34,000	--		44,192,000
General and administrative expenses	5,057,000	2,014,000	585,000	(218,000)	(e)	7,438,000
Total operating costs and expenses	42,975,000	8,254,000	619,000	(218,000)		51,630,000

Income (loss) from operations	2,794,000	1,212,000	(508,000)	218,000		3,716,000

Other (income) expense:
Other income	(40,000)	(4,000)	--	--		(44,000)
Interest expense	474,000	10,000	121,000	285,000	(f)	890,000
Total other (income) expense	434,000	6,000	121,000	285,000		846,000

Income before income taxes	2,360,000	1,206,000	(629,000)	(67,000)		2,870,000

Income tax provision	953,000	--	--	206,000	(g)	1,159,000

Net income	$1,407,000	$1,206,000	$(629,000)	$(273,000)		$1,711,000

Net income per share:
Basic	$0.16					$0.16
Diluted	$0.15					$0.15

Weighted average shares:
Basic	8,655,053				(h)	10,566,330
Diluted	11,206,360				(h)	13,117,637

See the accompanying notes.

SYS AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Basis of Presentation - SYS Pro Forma Condensed Consolidated Financial Statements

The accompanying unaudited pro forma condensed consolidated statement of operations for the nine months ended March 31, 2006 combines the consolidated statements of operations of SYS and Reality Based IT Services, Ltd. (“RBIS”) as though the acquisition of RBIS had occurred as of July 1, 2005. The accompanying unaudited pro forma condensed consolidated statement of operations for the year ended June 30, 2005 combines the consolidated statements of operations of SYS, RBIS and the six months of pre-acquisition operations (July 1, 2004 through December 14, 2004) of Xsilogy, Inc. (“Xsilogy”) as though the acquisitions had occurred as of July 1, 2004. The effects of the financing transaction completed February 14, 2006, discussed above in “Recent Financings”, are also presented in the statements of operations for each period as though the transaction had occurred at the beginning of each period. The unaudited pro forma condensed consolidated statements of operations are not necessarily indicative of results that would have occurred had the acquisitions of RBIS and Xsilogy been consummated at the beginning of the periods presented or the results that may be attained in the future.

The accompanying unaudited pro forma condensed consolidated balance sheet has been prepared as of March 31, 2006 giving effect to the acquisition of RBIS as though it had been consummated on that date.

Note 2 - Pro Forma Adjustments

The unaudited pro forma condensed consolidated financial statements give effect to the following:

April 2, 2006 acquisition of RBIS. The consideration to the seller was funded with $5,636,000 of cash and 963,277 shares of SYS common stock with a value of $3,728,000, or $3.87 per share, based on an average of the closing price of SYS’s common stock for the period two days before and two days after the measurement date. Additional consideration may be earned subject to achieving future profitability milestones in the three months ending June 30, 2006 and the year ending June 30, 2007. These milestones are based on exceeding earnings before interest, taxes, depreciation and amortization (EBITDA). The amount of EBITDA that must be exceeded is $300,000 for the three months ending June 30, 2006 and $1,500,000 for the year ending June 30, 2007.  The amount by which the actual EBITDA for the periods exceeds the minimum thresholds is subject to a formula that could result in additional consideration of up to $250,000 for the three months ending June 30, 2006 and $2,500,000 for the year ending June 30, 2007, which may be paid in cash or shares of SYS common stock, at the sole discretion of SYS. If this additional consideration was issued in shares of SYS common stock, based on the Company’s recent share value, up to 82,000 and 817,000 shares of SYS common stock would be issued if the milestones were met for the three months ending June 30, 2006 and the year ending June 30, 2007, respectively. In addition, the seller will be due up to $375,000 should SYS make an election under the Internal Revenue Code that results in the seller incurring additional income taxes as a result of the election. The acquisition is being accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141"), whereby the total cost of the acquisition has been allocated to tangible and intangible assets acquired based upon a preliminary determination of fair values at the effective date of the acquisition. A valuation will be performed to finalize the purchase price allocation based upon the fair value of the assets and liabilities acquired, at which time the preliminary allocation of the purchase price may be revised. Management expects to complete the valuation during the fourth quarter of the current fiscal year.

The allocation of the RBIS purchase price is subject to refinement. The following table summarizes the preliminary allocation of the RBIS purchase price including an estimate of transaction costs of $277,000.

		Estimated
	Value	Life in Years
Cash	$512,000
Accounts receivable	1,905,000
Prepaid expenses	36,000
Property, furniture and equipment, net	177,000	2-5
Customer relationships	627,000	8
Backlog	171,000	½
Trade name	100,000	3
Non compete agreement	50,000	2
Goodwill	6,523,000
Total assets acquired	10,101,000
Accounts payable	(33,000)
Accrued payroll and related expenses	(417,000)
Notes payable	(10,000)
Assets acquired less liabilities assumed	$9,641,000

December 14, 2004 acquisition of Xsilogy. The assets purchased consisted principally of intellectual property and technology, inventory, fixed assets and certain other intangible assets. The total purchase price consisted of initial cash consideration of $345,000 and the assumption of liabilities totaling $112,000. The Company also incurred $281,000 of direct costs related to the acquisition. The purchase agreement provides for additional consideration to be earned upon achieving certain milestones. As a result of a determination during the quarter ended September 30, 2005 that certain milestones had been met as of June 30, 2005, Xsilogy was paid cash of $315,000 and issued 80,000 shares of SYS stock at a value of $376,000. The unaudited pro forma condensed consolidated financial statements reflect the effects of this additional stock consideration that was issued.

The purchase agreement provides for additional consideration to be earned based upon a formula applied to cumulative revenue from the date of acquisition that first must exceed $3.5 million which, if exceeded in any year from June 30, 2006 through June 30, 2009, will result in up to a maximum of $3.5 million in additional consideration. At the Company’s option, up to fifty percent of any additional consideration earned may be paid in the form of SYS common stock and the remainder in cash. If this additional consideration was issued in shares of SYS common stock, based on the Company’s recent share value, up to 572,000 shares of SYS common stock would be issued if the maximum amount were earned.

The following is a summary of the adjustments to the pro forma balance sheet:

a. Cash was decreased by $4,714,000 reflecting cash used to fund the acquisition of RBIS. The $1,199,000 balance of the funds used for the purchase price and transactions costs was obtained from the Company’s line of credit as described below.

b. Intangible assets and goodwill have been increased to reflect the preliminary purchase price allocation of RBIS.

c. The balance of the line of credit was increased by $1,199,000 to reflect the amount drawn to fund the purchase of RBIS.

d. Common stock was increased by $3,728,000 to reflect the shares issued in conjunction with the acquisition of RBIS.

The following is a summary of the adjustments to the statement of operations:

	Year Ended	Nine Months Ended
	June 30,	March 31,
	2005	2006
e. Adjustments to General and Administrative Expenses:
Increase in amortization expense related to intangible assets acquired	$340,000	$103,000
Elimination of facility expenses related to Xsilogy	(85,000)	--
Increase (decrease) in expenses related to RBIS ESOP	(473,000)	379,000
Total adjustments to general and administrative expenses	$(218,000)	$482,000

During 2004, RBIS established an Employee Stock Ownership Plan (ESOP) which covered all employees who met ESOP eligibility requirements. The Company's Board of Directors elected to contribute $400,000 for the year ended December 31, 2004. At December 31, 2004, the Trust did not own any shares of common stock of the Company. During 2005, the Board of Directors elected not to contribute the $400,000 designated as the ESOP contribution and, subsequently, the Plan was terminated. The initial expense accrual as well as the reversal of that accrual was included in the general and administrative line item on RBIS’s statements of income during their respective years. In addition, RBIS incurred administrative fees related to the ESOP of $21,000 for the nine months ended March 31, 2006. The pro forma adjustments remove the ESOP activity as if the acquisition of RBIS had occurred on July 1, 2005 and the ESOP had been terminated at that time.

	Year Ended	Nine Months Ended
	June 30,	March 31,
	2005	2006
f. Adjustments to Interest Expense:
Increase related to the issuance of convertible notes payable as part of private placement in February 2006 based on the 10% fixed annual interest rate	$313,000	$195,000
Increase related to use of line of credit for portion of source of funds as though balance was outstanding for the entire period	93,000	70,000
Elimination of interest expense related to Xsilogy	(121,000)	--
Total adjustments to interest expense	$285,000	$265,000

The pro forma adjustment for interest expense related to the convertible notes is to reflect that the proceeds from the financing in February 2006 was the primary source for the cash paid for the acquisition of RBIS. The pro forma adjustment for interest expense related to the Company’s line of credit is based on a variable rate of interest that was 7.75 percent as of March 31, 2006. The amount of interest expense for each of the periods presented would not change by more than $1,000 if the interest rate changed by 1/8 percent.

g. The pro forma combined income tax provisions are amounts based on the pro forma combined income (loss) before income taxes and the statutory income tax rates in effect for the period as adjusted for the effects of permanent differences for the period. The $51,000 income tax provision for the nine month period ended March 31, 2006 represents an effective rate of approximately 12 percent, which is primarily the result of permanent differences that are not deductible for income tax purposes.

h. The weighted average common shares outstanding for both basic and diluted were each increased as follows:

963,277 shares for each period to reflect the shares issued upon the acquisition of RBIS.

722,277 shares for the nine month period ended March 31, 2006 and 868,000 shares for the year ended June 30, 2005 to reflect the issuance of shares in conjunction with the private placement on February 14, 2006.

80,000 shares for the year ended June 30, 2005 related to the contingent purchase consideration that was issued to Xsilogy on September 30, 2005. These shares are already reflected in the weighted average shares outstanding for the nine months ended March 31, 2006.

Earnings per share exclude the effect of the additional purchase price consideration that may be issued in the form of common stock in the event certain milestones are met. If the maximum amount of shares issuable related to the RBIS acquisition (899,000 shares based on an average of the current share price) were included in the earning per share calculation, the basic earnings per share would have been $(.03) for the nine months ended March 31, 2006 and $.15 per share for the year ended June 30, 2005.  If the maximum amount of shares issuable related to the Xsilogy acquisition (572,000 shares based on an average of the current share price) were included in the earning per share calculation, the basic earnings per share would have been $(.03) for the nine months ended March 31, 2006 and $.15 per share for the year ended June 30, 2005. If the maximum amount of shares issuable for both acquisitions were included in the earnings per share calculation, the basic earnings per share would have been $(.03) for the nine months ended March 31, 2006 and $.14 per share for the year ended June 30, 2005.

USE OF PROCEEDS

This Prospectus relates to 10,442,797 shares of our common stock, which may be sold from time to time by the Selling Shareholders. We will not receive any part of the proceeds of the sale of common stock by the Selling Shareholders. We will receive approximately $5,224,563 of relief from indebtedness if the Selling Shareholders convert all of their convertible notes into common stock. To the extent that 313,401 warrants issued in our May 27, 2005 Offering are exercised at their $2.50 exercise price on other than a cashless basis, the Company would receive $783,503 in cash proceeds. To the extent that 110,000 warrants issued in payment for services rendered are exercised at their $4.00 exercise price on other than a cashless basis, the Company would receive $440,000 in cash proceeds. To the extent that 50,000 warrants issued to Lomasoft (see “The Offering” section for more information) for an asset purchase are exercised at their $3.85 exercise price on other than a cashless basis, the Company would receive $192,500 in cash proceeds; in addition, Lomasoft could receive up to 100,000 warrants that are conditionally issuable at their $3.87 exercise price on other than a cashless basis, the Company could receive up to $387,000 in cash proceeds.

SELLING SHAREHOLDERS

We are registering for resale shares of our common stock held by the Selling Shareholders identified below. On April 2, 2006, we issued 963,277 shares of common stock to the principal shareholder of RBIS in exchange for all of the outstanding shares of RBIS. The remaining Selling Shareholders either (i) acquired shares of common stock or convertible notes from us in separate private placement transactions completed on February 14, 2006, June 2, 2005, January 2004 and January 2002, (ii) acquired shares of common stock pursuant to other business combinations, or (iii) have been issued warrants in connection with the June 2, 2005 financing or in connection with a business combination. Certain of the Selling Shareholders may also sell shares which may be issued upon the achievement of certain earnout provisions associated with business combinations.

We have filed with the U.S. Securities and Exchange Commission a registration statement, of which this Prospectus forms a part, with respect to the resale of the shares of our common stock from time to time, under Rule 415 of the Securities Act of 1933, on the American Stock Exchange, in privately negotiated transactions, in underwritten offerings or by a combination of these methods for sale.

With respect to the shares issued in the acquisition of RBIS, we have agreed to use commercially reasonable efforts to keep the Registration Statement of which this Prospectus is a part effective pursuant to Rule 415 at all times until the earlier of (i) the date as of which the former RBIS stockholder may sell all of his registrable securities without restriction pursuant to Rule 144 promulgated under the 1933 Act or (ii) the date on which the former RBIS stockholder has sold all of his registrable securities.

With respect to the shares issued in previous business combinations, our registration obligation ranges from utilizing our best efforts to maintain effectiveness to agreeing to use commercially reasonable efforts to keep the Registration Statement effective pursuant to Rule 415 at all times until the earlier of (i) the date as of which the Selling Shareholders may sell all of the registrable securities covered by the Registration Statement without restriction pursuant to Rule 144 promulgated under the 1933 Act or (ii) the date on which the Selling Shareholders have sold all of their registrable securities or (iii) up to one year after the maturity of the convertible notes in the case of the 2002 and 2004 private placements.

With respect to the shares issued in the separate private placement transactions, we have agreed pursuant to separate purchase agreements to keep the Registration Statement effective until the later of (i) the fifth anniversary of the date on which the original registration statement was declared effective or (ii) such time as all of the registrable securities covered by the Registration Statement have been publicly sold by the holders or (iii) such time as all the registrable securities covered by the Registration Statement may be sold by the holders pursuant to Rule 144(k). In addition, with respect to the private placement in June 2005, in the event we fail to maintain an effective registration statement for a period greater than 30 trading days, under the terms of the separate purchase agreements with the investors in that private placement transaction, we have agreed to pay as liquidated damages an amount equal to 2% of the aggregate amount invested by each investor in such private placement transaction, provided, however, that the Company shall not be required to pay more than an aggregate of 18% of the investment amount in liquidated damages.

Set forth below is information provided to us by the Selling Shareholders with respect to the number of shares of our common stock owned by each of them. Except as described in the table below, none of the Selling Shareholders has any position, office or other material relationship with us or any of our affiliates beyond their investment in, or receipt of, our securities. Beneficial ownership has been determined in accordance with the rules of the U.S. Securities and Exchange Commission, and includes voting or investment power with respect to the shares. Unless otherwise indicated in the table below, to our knowledge, all persons named in the table below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Our registration of these shares does not necessarily mean that the Selling Shareholders will sell any or all of the shares covered by this Prospectus. The Selling Shareholders may be deemed to be underwriters.

The number of shares of common stock that may be actually purchased by the Selling Shareholders under the convertible notes and warrants and the number of shares of common stock that may be actually sold by each Selling Shareholder will be determined by such Selling Shareholder. Because each Selling Shareholder may sell all, some or none of the shares of common stock which can be purchased under the convertible notes and warrants and each Selling Shareholder may sell all, some or none of the shares of common stock which each holds, and because the offering contemplated by this Prospectus is not currently being underwritten, no estimate can be given as to the number of shares of common stock that will be held by the Selling Shareholders upon termination of the offering. The information set forth in the following table regarding beneficial ownership after resale of the covered shares is based on the premises that each Selling Shareholder will purchase the maximum number of shares of common stock provided for by the convertible notes and warrants owned by the Selling Shareholder and that each Selling Shareholder will sell all of the shares of common stock owned by that Selling Shareholder and covered by this Prospectus.

The following table sets forth certain information with respect to the Selling Shareholders as of May 9, 2006. The shares of our common stock offered by this Prospectus may be offered from time to time by the persons or entities named below:

Name	Shares of Common Stock Issuable Upon Conversion of Notes, Exercise of Warrants or Contingently Issuable	Beneficial Ownership Before the Offering (1)	Shares of Common Stock Included in Prospectus	Beneficial Ownership After the Offering(1)(2)	Percentage of Common Stock Owned After Offering(1)(2)	Description of the Transaction
David Almilli	-	3,056	329	2,727	0.02%	(5)
Theo H. Aukerman and Charlene A. Aukerman, JT	13,706	28,753	28,753	-	0.00%	(9)
Babbush Family Trust (14)	11,364	99,612	40,625	58,987	0.39%	(3)(4)
Randall M. Babbush	13,888	13,888	13,888	-	0.00%	(8)
Bard Micro-Cap Value Fund, L.P. (15)	6,944	6,944	6,944	-	0.00%	(8)
Barrington Investors, L.P. (16)	281,549	557,656	540,656	17,000	0.11%	(6)(8)
Barrington Partners, A California Limited Partnership (17)	106,615	225,552	218,552	7,000	0.05%	(6)(8)
BASHM (18)	11,364	15,625	15,625	-	0.00%	(4)
John Benassi	452	1,433	1,433	-	0.00%	(5)
Benchmark Partners, L.P. (19)	131,664	341,664	341,664	-	0.00%	(6)(8)
James M. Bennett	-	32,675	31,428	1,247	0.01%	(7)
Wyatt Bertel	-	329	329	-	0.00%	(5)
Jason Bertellotti	-	3	3	-	0.00%	(5)
Rebecca Blankinship	3,421	7,198	7,198	-	0.00%	(9)
Bluegrass Growth Fund LTD (20)	9,574	-	-	-	0.00%	(6)
Bluegrass Growth Fund LP (21)	9,574	-	-	-	0.00%	(6)
Ralph A. L. Bogan Trust	6,944	6,944	6,944	-	0.00%	(8)
Bourquin Family Trust (22)	6,944	6,944	6,944	-	0.00%	(8)
Suzana Cid Brady	8,224	17,244	17,244	-	0.00%	(9)
Richard Brehm	5,682	7,813	7,813	-	0.00%	(4)
BridgeWest, LLC (23)	-	16,334	16,334	-	0.00%	(5)
Brobeck, Phleger & Harrison (24)	1,131	3,794	3,794	-	0.00%	(5)
Anne R. Brown Trust	6,944	6,944	6,944	-	0.00%	(8)
Elizabeth D. Burns Trust	9,154	3,472	3,472	-	0.00%	(4)(8)
John Burns	5,682	38,588	14,063	24,525	0.16%	(3)(4)
Keith Cannon	13,888	13,888	13,888	-	0.00%	(8)
Joseph J. Cohen Separate Property Trust	11,364	15,625	15,625	-	0.00%	(4)
Clifton L. Cooke, Jr. & Janet S. Cooke Family Trust	45,456	996,487	512,500	483,987	3.20%	(3)(4)
Clifton L. and Ruth J. Cooke Family Trust	50,504	59,026	59,026	-	0.00%	(4)(8)
Cooke Charitable Remainder Unitrust (25)	69,440	69,440	69,440	-	0.00%	(8)
Carol Clark Coolidge Trust	6,944	6,944	6,944	-	0.00%	(8)
cVideo, Inc. (56)	668,750	-	-	-	0.00%	(55)
Dale T. Derby	11,364	-	-	-	0.00%	(4)
Derby Family Trust (26)	22,728	47,750	31,250	16,500	0.11%	(4)
Katharine Bard Dickson & Marck A. Dickson, JTWROS	13,888	13,888	13,888	-	0.00%	(8)
Charles H. Dock	52,400	69,444	69,444	-	0.00%	(4)(8)
Christopher M. Dock	11,364	15,625	15,625	-	0.00%	(4)
George Driver	6,944	6,944	6,944	-	0.00%	(8)
John D. Dunaway	-	31,428	31,428	-	0.00%	(7)
EBLW Associates (27)	6,944	6,944	6,944	-	0.00%	(8)
ECI Employees Pension Plan (28)	11,364	15,625	15,625	-	0.00%	(4)
Ellumina, LLC (29)	-	164,998	164,998	-	0.00%	(5)
Phillip A. England and Lisa K. England, JT	13,706	28,753	28,753	-	0.00%	(9)
Christopher Exline	-	5,279	329	4,950	0.03%	(5)
Gary R. Fairhead	6,944	6,944	6,944	-	0.00%	(8)
Marco Fiorello & Karen Fiorello, JT	3,472	55,186	3,472	51,714	0.34%	(8)
Richard L. Firth	3,472	28,472	15,972	12,500	0.08%	(3)(8)
Flatow Living Trust (30)	5,682	7,813	7,813	-	0.00%	(4)
Albert J. Ford	-	31,428	31,428	-	0.00%	(5)
Benjamin and Linda Frankel, JT	13,888	13,888	13,888	-	0.00%	(8)
Michael Gehlen and Dwityani S. Gehlen, JT	13,706	28,753	28,753	-	0.00%	(9)
Gladehill Development Corporation	-	37,068	37,068	-	0.00%	(5)
Michael Glasgow	41,445	129,221	129,221	-	0.00%	(5)
Goodwin Trust (31)	104,160	104,160	104,160	-	0.00%	(8)
Timothy D. Green and Kellie L. Green, JT	6,864	14,396	14,396	-	0.00%	(9)
Pericles Haleftiras	-	31,428	31,428	-	0.00%	(7)
Betty S. Hamlin	5,682	20,313	14,063	6,250	0.04%	(3)(4)
Laurie M. Harmon Trust	6,944	6,944	6,944	-	0.00%	(8)
Darren Hardy	-	329	329	-	0.00%	(5)
John Helewa	-	98	98	-	0.00%	(5)
Herman Family Trust (32)	-	329	329	-	0.00%	(5)
Leonard M. Herman Trust	13,888	13,888	13,888	-	0.00%	(8)
Sidney N. Herman	6,944	6,944	6,944	-	0.00%	(8)
John R. Hicks & Susan C. Hicks Revocable Trust	62,502	85,938	85,938	-	0.00%	(4)
Susan C. Hicks	11,364	15,625	15,625	-	0.00%	(4)
Hightower Family Trust (33)	11,364	15,625	15,625	-	0.00%	(4)
John D. Hightower	18,308	22,569	22,569	-	0.00%	(4)(8)
James Hinrichs	12,626	14,757	14,757	-	0.00%	(4)(8)
Colin Hirayama	22,728	31,250	31,250	-	0.00%	(4)
Kimberly Holly	-	11	11	-	0.00%	(5)
Robert A. Holmes	29,672	88,194	38,194	50,000	0.33%	(4)(8)
Kevin D. Hoyle	6,944	6,944	6,944	-	0.00%	(8)
Hoyle Cohen Inc., 401(k) PSP (34)	11,364	15,625	15,625	-	0.00%	(4)
T. Michael Johnson & Patricia Johnson, JTWROS	6,944	6,944	6,944	-	0.00%	(8)
William B. Johnson Trust	6,944	6,944	6,944	-	0.00%	(8)
Stephen Jones and Nicole L. Jones, JT	13,706	28,753	28,753	-	0.00%	(9)
Richard Kadel	41,445	83,251	1,162	82,089	0.54%	(5)
Keller Family Trust (35)	6,944	6,944	6,944	-	0.00%	(8)
Dale F. Keller, Jr.	5,682	7,813	7,813	-	0.00%	(4)
Frederick J. Kokaska and Barbara L. Kokaska, JT	13,706	28,753	28,753	-	0.00%	(9)
Scott R. Laidig	18,308	7,369	7,369	-	0.00%	(4)(8)
Scott R. Laidig Revocable Trust	-	25,000	25,000	-	0.00%	(3)
Edward M. Lake	18,308	22,569	22,569	-	0.00%	(4)(8)
William Lansing	-	329	329	-	0.00%	(5)
Andrew M. Leitch	18,308	22,569	22,569	-	0.00%	(4)(8)
Harry J. Little Trust	11,364	15,625	15,625	-	0.00%	(4)
Lomasoft Corporation (36)	150,000	-	-	-	0.00%	(10)
Nicholas Loter	-	163	163	-	0.00%	(5)
Lyle Family Trust (37)	22,728	31,250	31,250	-	0.00%	(4)
Lysaught Family Trust (38)	11,364	-	-	-	0.00%	(4)
John Bard Manulis	6,944	6,944	6,944	-	0.00%	(8)
John Marsh	41,445	131,421	-	131,421	0.87%	(5)
Kevin R. McIver and Rene C. McIver, JT	3,421	7,198	7,198	-	0.00%	(9)
Michael J. McManus	6,944	6,944	6,944	-	0.00%	(8)
Susan W. McMillan Trust	6,944	6,944	6,944	-	0.00%	(8)
Nasser Mecklai	25,252	129,513	79,513	50,000	0.33%	(3)(4)(8)
Michael Miljour	-	146	146	-	0.00%	(5)
Janathin A. Miller	78,400	443,132	443,132	-	0.00%	(7)
Monarch Capital Group LLC (39)	40,000	-	-	-	0.00%	(11)
Matthew Moog	6,944	6,944	6,944	-	0.00%	(8)
David Moolenaar	-	163	163	-	0.00%	(5)
Amir Moussavian	-	27,159	27,159	-	0.00%	(5)
Mrdjenovich Family Trust (40)	92,544	194,150	194,150	-	0.00%	(9)
Gary E. Murphy (41)	775,000	963,277	963,277	-	0.00%	(57)
Kyle R. Myers	13,706	28,753	28,753	-	0.00%	(9)
Albert L. C. Nelson II	11,364	15,625	15,625	-	0.00%	(4)
Nextreme Ventures, LLC (42)	-	152,080	152,080	-	0.00%	(5)
Joseph Ortiz	-	329	329	-	0.00%	(5)
David Overskei	-	11	11	-	0.00%	(7)
Page Trust (43)	73,232	190,276	140,276	50,000	0.33%	(3)(4)(8)
Pershing Family Trust (44)	11,364	-	-	-	0.00%	(4)
Carlos Persichetti	41,445	73,421	73,421	-	0.00%	(5)
Pierrepont MSP 32 Trust (45)	6,944	6,944	6,944	-	0.00%	(8)
William A. Preston	11,364	15,625	15,625	-	0.00%	(4)
Christopher Priebe	-	7,086	361	6,725	0.04%	(5)
Jerry Qassar	69	232	232	-	0.00%	(5)
Radcliffe Investment Partners I (46)	18,308	22,569	22,569	-	0.00%	(4)(8)
RCR Resources (47)	11,364	15,625	15,625	-	0.00%	(4)
Robert & Audrey Recchia Family Trust	6,944	6,944	6,944	-	0.00%	(8)
Regan, Kenneth D.	18,308	52,933	47,569	5,364	0.04%	(3)(4)(8)
Barrett Richey	-	916	11	905	0.01%	(7)
Dean Rosenberg	5,682	7,813	7,813	-	0.00%	(4)
Anne H. Ross	6,944	6,944	6,944	-	0.00%	(8)
Jennifer Ross	-	54	54	-	0.00%	(5)
Roth Capital Partners, LLC (48)	60,000	-	-	-	0.00%	(11)
Rene Savalle and Maureen B. Savalle, JT	13,706	28,753	28,753	-	0.00%	(9)
Scripps Ventures, Inc. (49)	-	45,950	45,950	-	0.00%	(3)
M. Edward Sellers & Suzan D. Boyd, JTWROS	6,944	6,944	6,944	-	0.00%	(8)
Adham Shaaban	-	163	163	-	0.00%	(5)
Steven Sharp	-	329	329	-	0.00%	(5)
Sherman Family Trust (50)	36,616	45,138	45,138	-	0.00%	(4)(8)
Billie J. Shutters	-	84,845	25,000	59,845	0.40%	(3)
John Silva	11,364	106,683	-	106,683	0.71%	(4)
David and Karen Sixt Family Trust	11,364	15,625	15,625	-	0.00%	(4)
SmallCap Corporate Advisors, LLC (51)	30,000	-	-	-	0.00%	(11)(12)
Judith L. Smith	-	32,509	31,428	1,081	0.01%	(7)
Dale F. Snavely	6,944	6,944	6,944	-	0.00%	(8)
Gerald M. Starek Trust	11,364	15,625	15,625	-	0.00%	(4)
Rosemary Steinbaum	6,944	6,944	6,944	-	0.00%	(8)
Daniel Sturtz	-	163	163	-	0.00%	(5)
Restated Szeles Family Trust (52)	11,364	15,625	15,625	-	0.00%	(4)
Kerry Tarlov	-	163	163	-	0.00%	(5)
Hayden Trubitt	1,131	616	616	-	0.00%	(5)
Melinda Udell	14,836	3,472	3,472	-	0.11%	(4)(8)
Henry J. Underwood Trust	6,944	6,944	6,944	-	0.00%	(8)
Defrees & Fiske Retirement Trust FBO Henry J. Underwood	6,944	6,944	6,944	-	0.00%	(8)
John A. Vince	13,888	38,888	13,888	25,000	0.17%	(8)
Robert E. Whalen	6,944	6,944	6,944	-	0.00%	(8)
Whiffletree Partners, L.P. (53)	38,297	106,559	106,559	-	0.00%	(6)
Paul D. White	-	31,428	31,428	-	0.00%	(7)
Konstantin R. Wilms and Catherine L. Wilms, JT	2,061	4,311	4,311	-	0.00%	(9)
Victor M. Wilson	-	34,982	31,428	3,554	0.02%	(7)
Richard Yumul	-	163	163	-	0.00%	(5)
Xsilogy, Inc. (54)	250,000	80,000	80,000	-	0.00%	(13)

Totals	4,302,113	7,400,738	6,140,684	1,260,054

(1)
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling shareholder has sole or shared voting power or investment power and also any shares the selling shareholder has the right to acquire within 60 days.

(2)	Assumes that all securities offered hereby will be sold.
(3)
Shares purchased by investors who participated in the Company’s January 2002 Unit Offering. During the period from October 2001 through January 2002, SYS sold 40 units to investors pursuant to subscription agreements. Each unit consisted of (i) 25,000 shares of the Company's common stock at a price of one dollar per share and (ii) a $25,000 10% unsecured note convertible into 25,000 shares of common stock. As of May 9, 2006, all of the notes had been converted to common stock at $1.00 per share. As of May 9, 2006, there were 720,950 shares related to Unit Offering that are included in this registration statement.

(4)
Shares and convertible notes purchased by investors who participated in the Company’s February 2004 Unit Offering. During the period from December 2003 through February 2004, SYS sold 64 units to investors pursuant to subscription agreements. Each unit consisted of (i) 15,625 shares of the Company's common stock at a price of one dollar and sixty cents ($1.60) per share and (ii) a $25,000 10% unsecured note convertible into 11,364 shares of common stock. As of May 9, 2006, a note had been converted into 11,364 shares of common stock. The notes bear interest at 10% and are convertible into our common stock at $2.20 per share. The notes are due and payable on December 31, 2006. As of May 9, 2006, there were 844,179 currently issued shares related to this Unit Offering, and 687,522 shares issuable upon conversion of the notes, that are included in this registration statement.

(5)
Shares and convertible notes issued to Polexis, Inc. shareholders in exchange for their equity holdings in Polexis. The material terms of this transaction were as follows. On March 31, 2004, SYS acquired all of the outstanding stock of Polexis, a privately held, San Diego-based provider of advanced data management software, for approximately $6.5 million in cash, stock, notes, and assumption of debt. $700,500 of the closing consideration, in the form of 355,584 shares of SYS common stock, was deposited in escrow to secure the performance of covenants and the accuracy of representations made by the Polexis shareholders. These shares have been released from escrow, and the escrow accounts have been closed. The notes issued to the Polexis shareholders were for a three year term. Interest on the notes accrues at a simple annual rate of 10% and is payable quarterly. The notes are subordinated to the Company’s principal bank line of credit and are convertible into our common stock at a price of $2.32 per share. The Company had the right to compel conversion of 50% of the notes if at any time prior to October 15, 2005, the closing price of its common stock was $3.00 per share or more for five consecutive trading days during a period when the resale of the conversion shares was the subject of an effective registration statement. These conditions were satisfied, and 50% of the notes were converted into our common stock in January of 2005. The transaction was completed pursuant to an Agreement and Plan of Merger among SYS, Shadow Research International, Inc. (a wholly owned subsidiary of SYS), Polexis, and Polexis' principal shareholders. As a result of the acquisition, Polexis became a wholly owned subsidiary of SYS. As of May 9, 2006, there were 611,823 currently issued shares related to this acquisition, and 168,563 shares issuable upon the conversion of the notes, that are included in this registration statement.

(6)
Shares and warrants purchased by investors who participated in the Company’s May 27, 2005 Unit Offering under Section 4(2) of the Securities Act of 1933. On May 27, 2005, we entered into a Securities Purchase Agreement pursuant to which we sold 1,427,655 shares of common stock at an aggregate purchase price of approximately $3,355,000 (or $2.35 per share) to institutional investors. As part of the transaction, we also issued warrants to purchase an aggregate of 428,289 shares of common stock at an exercise price of $2.50 per share to the investors. The warrants have a five-year term. However, if at any time following the one-year anniversary of the issuance of the warrants, (i) the closing price of common stock for each of ten consecutive trading days is greater than $4.50, (ii) the average daily trading volume during that ten-day period is at least 20,000 shares, (iii) the shares underlying the warrants are registered for resale or are freely transferable without volume restrictions under Rule 144(k) and (iv) our common stock is quoted on a qualified trading market, then we, in our sole discretion, may require the exercise of all of the warrants. The transaction was closed on June 2, 2005. As of May 9, 2006, 313,401 warrants had not been exercised and 943,559 shares sold to the investors were still held by them. The shares underlying these warrants and the outstanding shares still held by the investors are included in this registration statement.

(7)
Shares issued to the shareholders of Antin Engineering, Inc. in exchange for their equity holdings in Antin. The material terms of this transaction were as follows. On January 6, 2005, SYS completed its acquisition of all of the outstanding securities of Antin; the effective date of the acquisition was January 3, 2005. The transaction was completed pursuant to an Agreement and Plan of Merger by and among the Company, Shadow I, Inc. (a wholly-owned subsidiary of the Company), Antin, and all of Antin's stockholders. Antin is a defense contractor that provides information technology and technical support services. The aggregate initial purchase price for the outstanding securities of Antin was approximately $1,342,000, which consisted of $354,000 in cash and 323,971 shares of our common stock, the value of which was $988,000 based on an average closing price of our common stock over the three days prior to the acquisition date. An additional 314,027 shares were issued to an escrow agent on behalf of the Antin stockholders; of these shares, 157,015 shares have been released to the Antin stockholders. On September 12, 2005, SYS’s Board of Directors approved the issuance of an additional 25,130 shares of the Company’s common stock to be issued to the Antin stockholders as a result of a modification to a working capital purchase price adjustment provided for in the purchase agreement. One-half of the shares were issued directly to the Antin stockholders and the balance were placed in escrow which are contingently issuable to the stockholders based upon the future operating performance of Antin through June 30, 2006.  The remaining escrow shares will be released to the Antin stockholders if Antin earns at least $7,000,000 in labor based revenue during the twelve months ended June 30, 2006. The remaining escrow shares will be returned to SYS to the extent that Antin fails to achieve that goal. As of May 9, 2006, there were 663,128 currently issued shares related to this acquisition, and 78,400 shares issuable upon the conversion of the note, that are included in this registration statement.

(8)
Shares and notes purchased by investors who participated in the Company’s Unit Offering that closed on February 14, 2006. On February 14, 2006, we completed a private placement under Section 4(2) of the Securities Act of 1933 for $6.25 million in units consisting of common stock and unsecured subordinated convertible notes. Each unit consisted of 6,944 shares of our common stock at $3.60 per share and a three-year $25,000 unsecured subordinated convertible note bearing interest at a simple annual rate of 10%, payable quarterly. The investors have the option to convert all but not part of this note, at any time prior to maturity, into shares of SYS common stock at $3.60 per share. SYS has a conversion option commencing one year from the date of issuance whereby, if our common stock trades at $5.40 per share for at least five consecutive trading days, we can force the conversion of the notes then outstanding. As of May 9, 2006, 868,000 shares and 868,000 warrants issued to the investors were still held by them. These shares and the shares underlying the warrants are included in this registration statement.

(9)
Shares issued to the shareholders of Logic Innovations, Inc. in exchange for their equity holdings in Logic. Effective November 7, 2005, SYS acquired all of the outstanding stock of Logic, a privately held, San Diego-based provider of solutions that ensure the fast and efficient delivery of digital audio, video and data to the broadcasting, communications and consumer electronics industries, for approximately $4.0 million in cash and stock. The material terms of this transaction were as follows. The transaction was completed pursuant to an Agreement and Plan of Merger by and among SYS, Shadow II, Inc. (a wholly-owned subsidiary of SYS), Logic and all of the stockholders of Logic. As a result of the acquisition, Logic was merged into Shadow II and became a wholly owned subsidiary of SYS. The merger consideration consisted of $2,000,000 in cash and 445,768 shares of SYS common stock with a value of $2,031,000 based on the average closing price of SYS Common Stock or the American Stock Exchange over the 30 trading days immediately preceding the closing of the transaction. Additional consideration may be paid to the former shareholders of Logic if Logic’s net revenues for the 12 months ended June 30, 2006 exceed $4,500,000 or if Logic’s EBITDA for the fiscal years ended June 30, 2006, 2007, and 2008 exceed specified percentages of its net revenues. As of May 9, 2006, there were 658,245 shares related to this acquisition that are included in this registration statement, including 212,477 shares contingently issuable pursuant to the earn-out provisions described above.

(10)
On September 27, 2005, the Company purchased technology and intellectual property rights related to the ForceViz Technology of Lomasoft Corporation, a software development company. The purchase price consisted of $50,000 in cash and warrants to purchase 50,000 shares of the Company’s stock at an exercise price of $3.85 per share. The agreement provides for SYS to issue warrants to purchase 50,000 shares of its Common Stock to Lomasoft at an exercise price of $3.86 per share if (i) at the end of the first fiscal year after the acquisition SYS elects to continue marketing the ForceViz technology or (ii) SYS’ service revenues attributable to the ForceViz technology exceed $250,000 for the first fiscal year of SYS after the acquisition. The Lomasoft agreement also provides for SYS to issue warrants to purchase 50,000 shares of its Common Stock to Lomasoft at an exercise price of $3.86 per share if (i) at the end of the second fiscal year after the acquisition SYS elects to continue selling the ForceViz technology or (ii) SYS’ service revenues attributable to the ForceViz technology exceed $300,000 for the second fiscal year of SYS after the acquisition. As of May 9, 2006, shares underlying the 50,000 issued warrants and the 100,000 contingently issuable warrants are included in this registration statement.

(11)
As transaction-based compensation for investment banking services provided in connection with our May 27, 2005 Unit Offering, Roth Capital Partners, Monarch Capital Group LLC, and SmallCap Corporate Advisors LLC, were issued warrants to purchase 40,000, 60,000, and 10,000 shares of our common stock, respectively. The material terms of these warrants are identical to the material terms of the warrants described in Footnote (6), except that the exercise price is $4.00.

(12)
Warrants for 20,000 shares issued as transaction-based compensation for investment banking services provided in connection with the Company’s acquisition of Logic Innovations, Inc. The material terms of these warrants are identical to the material terms of the warrants described in Footnote 11, except that the exercise price is $2.44.

(13)
Effective as of December 15, 2004, SYS acquired all of the assets of Xsilogy, Inc. The material terms of this acquisition are as follows. Pursuant to the acquisition agreement, SYS has paid Xsilogy $452,000 in cash and 80,000 shares of SYS Common Stock. In addition, SYS has agreed to pay Xsilogy a percentage of the revenues earned by Xsilogy’s business during each fiscal year through the fiscal year ended June 30, 2009, up to a maximum aggregate payment of $2,000,000. Up to 50% of this earnout payment may be made in shares of SYS common stock with the price of such stock being determined by the average closing price of the common stock on its principal exchange during the ten days immediately preceding the end of each such fiscal year. As of May 9, 2006, 80,000 shares have been issued to Xsilogy and up to 250,000 shares may be issuable pursuant to the earnout provisions described above.

(14)	The natural person who controls the voting and disposition of our shares for the Babbush Family Trust is Robert A. Babbush, Trustee.
(15)	The natural person who controls the voting and disposition of our shares for Bard Micro-Cap Value Fund, L.P. is Timothy Johnson.
(16)	The natural person who controls the voting and disposition of our shares for Barrington Investors, L.P. is Russell B. Faucett.
(17)	The natural person who controls the voting and disposition of our shares for Barrington Partners, A California Limited Partnership, is Russell B. Faucett.
(18)	The natural person who controls the voting and disposition of our shares for BASHM is Howard Weiss.
(19)	The natural person who controls the voting and disposition of our shares for Benchmark Partners, L.P. is Richard Whitman.
(20)
Bluegrass Growth Fund Partners is the managing partner of Bluegrass Growth Fund LP. By virtue of such relationship, Bluegrass Growth Fund Partners may be deemed to have voting and dispositive power over the shares owned by Bluegrass Growth Fund LP. Bluegrass Growth Fund Partners disclaims beneficial ownership of such shares. Mr. Brian Shatz has delegated authority from the partners of Bluegrass Growth Fund Partners with respect to the shares of common stock owned by Bluegrass Growth Fund LP. As such, Mr. Shatz is deemed to have voting and dispositive power over the shares of common stock owned by Bluegrass Growth Fund LP. Since Mr. Shatz has voting power, he is the beneficial owner for purposes of sections 13(d) and 13(g) of the Act. However, pursuant to Rule 13d-4, the filing of that statement shall not be construed as an admission that such person is, for purposes of sections 13(d) or 13(g) of the Act, the beneficial owner of the securities.

(21)
Mr. Brian Shatz is a director of Bluegrass Growth Fund, Ltd. and has delegated authority from the shareholders of Bluegrass Growth Fund, Ltd. with respect to the shares of common stock owned by Bluegrass Growth Fund, Ltd. As such, Mr. Shatz is deemed to have voting and dispositive power over the shares of common stock owned by Bluegrass Growth Fund, Ltd. Since Mr. Shatz has voting power, he is the beneficial owner for purposes of sections 13(d) and 13(g) of the Act. However, pursuant to Rule 13d-4, the filing of that statement shall not be construed as an admission that such person is, for purposes of sections 13(d) or 13(g) of the Act, the beneficial owner of the securities.

(22)	The natural person who controls the voting and disposition of our shares for the Bourquin Family Trust is Kent R. Bourquin.
(23)	The natural person who controls the voting and disposition of our shares for BridgeWest, LLC is Massih Tayebi.
(24)	The natural person who controls the voting and disposition of our shares for Brobeck, Phleger & Harrison is Ronald Greenspan, Chapter 7 Trustee.
(25)	The natural person who controls the voting and disposition of our shares for the Cooke Charitable Remainder Unitrust is Clifton L. Cooke, Jr., Trustee.
(26)	The natural person who controls the voting and disposition of our shares for the Derby Family Trust is David Derby, Trustee.
(27)	The natural person who controls the voting and disposition of our shares for EBLW Associates is Benjamin Frankel.
(28)	The natural person who controls the voting and disposition of our shares for the ECI Employees Pension Plan is Kenneth R. Hartstein, Trustee.
(29)	The natural person who controls the voting and disposition of our shares for Ellumina, LLC is Ziyad Abduljawad.
(30)	The natural person who controls the voting and disposition of our shares for the Flatow Living Trust is Richard Flatow, Trustee.
(31)	The natural person who controls the voting and disposition of our shares for the Goodwin Trust is Ben Goodwin, Trustee.
(32)	The natural person who controls the voting and disposition of our shares for the Herman Family Trust is Jeffrey Herman, Trustee.
(33)	The natural person who controls the voting and disposition of our shares for the Hightower Family Trust is John D. Hightower.
(34)	The natural person who controls the voting and disposition of our shares for HoyleCohen Inc., 401(k) PSP is Kevin D. Hoyle.
(35)	The natural person who controls the voting and disposition of our shares for the Keller Family Trust is Dale Keller, Trustee.
(36)	The natural person who controls the voting and disposition of our shares for Lomasoft Corporation is James R. Gambale, Jr.
(37)	The natural person who controls the voting and disposition of our shares for the Lyle Family Trust is Don M. Lyle, Trustee.
(38)	The natural person who controls the voting and disposition of our shares for the Lysaught Family Trust is Jeffrey P. Lysaught.
(39)
The natural person who controls the voting and disposition of our shares for Monarch Capital Group LLC is Michael Potter. Monarch Capital Group LLC is a registered broker-dealer. Monarch Capital Group LLC had no agreements or understandings, directly or indirectly, with any person to distribute the securities. Monarch Capital Group LLC acquired their shares as transaction-based compensation for investment banking services.

(40)	The natural person who controls the voting and disposition of our shares for the Mrdjenovich Family Trust is Charles Mrdjenovich, Trustee.
(41)	The natural person who controls the voting and disposition of these shares is Gary E. Murphy.
(42)	The natural person who controls the voting and disposition of our shares for Nextreme Ventures, LLC is Massih Tayebi.
(43)	The natural person who controls the voting and disposition of our shares for the Page Trust is Thomas Page, Trustee
(44)	The natural person who controls the voting and disposition of our shares for the Pershing Family Trust is Richard W. Pershing, Trustee.
(45)	The natural person who controls the voting and disposition of our shares for the Pierrepont MSP 32 Trust is R. Pierrepont, Trustee.
(46)	The natural person who controls the voting and disposition of our shares for Radcliffe Investment Partners I is Donald Radcliffe.
(47)	The natural person who controls the voting and disposition of our shares for RCR Resources is Randy Rortvedt.
(48)
The natural person who controls the voting and disposition of our shares for Roth Capital Partners, LLC is Gordon J. Roth. Roth Capital Partners, LLC is a registered broker-dealer. Roth Capital Partners, LLC had no agreements or understandings, directly or indirectly, with any person to distribute the securities. Roth Capital Partners, LLC acquired their shares as transaction-based compensation for investment banking services. Other than Roth Capital Partners, LLC and Monarch Capital Group LLC, no other selling shareholder is a broker-dealer or is affiliated with a broker-dealer.

(49)	The natural person who controls the voting and disposition of our shares for Scripps Ventures, Inc. is John M. Burns.
(50)	The natural person who controls the voting and disposition of our shares for the Sherman Family Trust is Glenn H. Sherman, Trustee.
(51)	The natural person who controls the voting and disposition of our shares for SmallCap Corporate Advisors, LLC is Michael McManus.
(52)	The natural person who controls the voting and disposition of our shares for the Restated Szeles Family Trust is Joseph J. Szeles, Trustee.
(53)	The natural person who controls the voting and disposition of our shares for Whiffletree Partners, L.P. is Jack Feiler.
(54)	The natural person who controls the voting and disposition of our shares for Xsilogy, Inc. is Richard Kriss.
(55)
Shares which may be issued to cVideo, Inc. On December 2, 2005, SYS acquired all of the assets and assumed certain specified liabilities of cVideo, Inc., a San Diego based provider of interactive video and information analysis products for business surveillance and security applications. The material terms of this transaction are as follows. At the closing of the acquisition, SYS paid creditors of cVideo $1,407,000 in cash and paid cVideo $50,000 in cash. In addition, SYS agreed that, if revenues derived from the cVideo business for the period between the closing and June 30, 2006, exceed $2,000,000, then SYS will pay cVideo $1.00 for each $1.00 of revenue earned by SYS during the period from the closing date through December 31, 2006 in excess of $2,500,000, up to a maximum of $2,675,000. This earnout consideration is payable following the end of each fiscal quarter in which the threshold amount is achieved and each fiscal quarter thereafter at which earnout consideration continues to be earned. The earnout consideration is payable in shares of SYS Common Stock with a value based on the average closing price of SYS Common Stock on its principal trading market over the last 30 business days of the applicable fiscal quarter. As of May 9, 2006, 668,750 shares of our common stock were contingently issuable to cVideo, and these shares are included in this registration statement.

(56)	The natural person who controls the voting and disposition of our shares for cVideo, Inc. is Alfonso Tumini.
(57)	Shares provided to RBIS shareholders in exchange for their equity holdings in RBIS. Please review the RECENT TRANSACTIONS section for additional information.

PLAN OF DISTRIBUTION

General

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this Prospectus, or under an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this Prospectus.

Upon the Company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this Prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of Common Stock, a supplement to this Prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the Selling Stockholder and/or the purchasers. Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each Selling Stockholder that it may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If a Selling Stockholder uses this Prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M as applicable to such Selling Stockholders in connection with resales of their respective shares under this Registration Statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the Common Stock. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities pursuant to the terms of the Registration Rights Agreement.

State Securities Law. Under the securities laws of some states, the Selling Shareholders may only sell the shares in those states through registered or licensed brokers or dealers. In addition, in some states the Selling Shareholders may not sell the shares unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is satisfied.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by Luce, Forward, Hamilton & Scripps LLP, San Diego, California.

EXPERTS

The consolidated financial statements of SYS and subsidiaries as of June 30, 2005 and 2004, and for each of the years in the two-year period ended June 30, 2005, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Xsilogy, Inc. (Xsilogy) as of December 15, 2004 and December 31, 2003, and for the period from January 1, 2004 through December 15, 2004 and the year ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 15, 2004 and December 31, 2003, financial statements of Xsilogy contains an explanatory paragraph that states that Xsilogy's recurring losses from operations and net capital deficiency raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

The financial statements of Reality Based IT Service, Ltd. for the years ended December 31, 2005 and 2004 have been incorporated by reference herein in reliance upon the report of Goodman & Company LLC, independent public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the U.S. Securities and Exchange Commission. You may read and copy any document we file at the U.S. Securities and Exchange Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the U.S. Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Our Securities and Exchange Commission filings are also available to the public from the Securities and Exchange Commission’s web site at: http://www.sec.gov. You can also inspect reports and other information we file at the offices of the American Stock Exchange, 86 Trinity Place, New York, NY, 10006.

This Prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission. The registration statement contains more information than this Prospectus regarding us and our common stock, including certain exhibits. You can obtain a copy of the registration statement from the Securities and Exchange Commission at the address listed above or from the Securities and Exchange Commission’s web site listed above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The U.S. Securities and Exchange Commission allows us to “incorporate by reference” some of the documents we file with it into this Prospectus, which means:

•	we can disclose important information to you by referring you to those documents;

•	the information incorporated by reference is considered to be part of this Prospectus; and

•	later information that we file with the U.S. Securities and Exchange Commission will automatically update and supersede this information.

We incorporate by reference the documents listed below:

(1)	our Annual Report on Form 10-KSB for the fiscal year ended June 30, 2005 filed on September 28, 2005;

(2)	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, filed on May 19, 2006, December 30, 2005, filed on February 14, 2006, and September 30, 2005, filed on November 14, 2005.
(3)
our Current Reports on Form 8-K, including amendments thereto, filed with the U.S. Securities and Exchange Commission, other than any information furnished pursuant to Item 2.02 or Item 7.01, dated May 19, 2006, May 15, 2006, April 11, 2006, April 6, 2006, February 17, 2006, November 17, 2005, November 14, 2005, and March 23, 2005; and

(4)
the description of our common stock contained in the Registration Statement on Form 8-A filed with the U.S. Securities and Exchange Commission on December 9, 1992, and any amendment or report filed for the purpose of updating such description.

All documents filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be part of this Prospectus from the date they are filed. In addition, all documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, after the date of the initial registration statement and prior to the effectiveness of the registration statement of which this Prospectus forms a part shall be deemed to be incorporated by reference in this Prospectus and to be part of this Prospectus from the date they are filed.

The information appearing in this Prospectus is current as of the date of this Prospectus. Our business, financial position and results of operations may have changed since that date.

We will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of that person, a copy of any and all of the information that has been incorporated by reference in this Prospectus. Please direct requests to us at the following address:

SYS
5050 Murphy Canyon Road, Suite 200
San Diego, California 92123
Attn: Edward M. Lake, Chief Financial Officer
(858) 717-5500

Until the completion of the resale of the common stock included in this Prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Table of Contents

Business Summary
Risk Factors
Cautionary Note Regarding Forward-Looking Statements
Recent Developments
Recent Financings
Recent Transactions
Use of Proceeds
Selling Shareholders
Plan of Distribution
Legal Matters
Experts
Where You Can Find More Information
Incorporation of Certain Documents by Reference
Index to Financial Statements
The Resale of 10,442,797 Shares of Common Stock Offered by Shareholders SYS PROSPECTUS Subject to Completion, May 26, 2006

We have not authorized any dealer, salesperson or other person to give you written information other than this Prospectus or to make representations as to matters not stated in this Prospectus. You must not rely on unauthorized information. This Prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this Prospectus nor any of the sales made hereunder after the date of this Prospectus shall create an implication that the information contained herein or our affairs have not changed since the date hereof.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution

The estimated expenses in connection with the offering are as follows:

Securities and Exchange Commission Registration Fee	$5,181
Accounting Fees and Expenses	$25,000
Legal Fees and Expenses	$15,000
Printing and Related Expenses	$1,500
Total	$46,681

All amounts except the U.S. Securities and Exchange Commission registration fee are estimated. All costs, expenses and fees in connection with the registration of the shares will be borne by us.

ITEM 15. Indemnification of Directors and Officers

Section 204 of the California General Corporation Law permits a corporation to include in its Articles of Incorporation provisions eliminating or limiting the personal liability of directors for monetary damages in an action brought by or in the right of the corporation for breach of a director’s fiduciary duties, subject to certain limitations. Section 317 of the California General Corporation Law requires a corporation to indemnify its directors and other agents to the extent they incur expenses in successfully defending lawsuits brought against them by reason of their status as directors or agents. Section 317 also permits a corporation to indemnify its directors and other agents to a greater extent than specifically required by law.

Our Articles of Incorporation, as amended, eliminate the personal liability of directors of the Company for monetary damages to the fullest extent permissible under California law. Article VI of our Bylaws requires that the Company, to the maximum extent permitted by California law, indemnify each of its agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact such person is or was an agent of SYS. The term “agent” includes any person who (i) is or was a director, officer, employee or other agent of SYS; (ii) is or was serving at the request of SYS, as a director, officer, employee or agent of another business entity; or (iii) was a director, officer, employee or agent of a corporation which was a predecessor corporation of SYS or of another enterprise at the request of such predecessor corporation.

The effect of these provisions in our Articles of Incorporation and Bylaws is to eliminate our ability and that of our shareholders (through shareholder derivative suits) to recover monetary damages against a director except as limited by California law. These provisions do not limit or eliminate the rights of SYS or those of any shareholder to seek non-monetary relief. In any proceeding arising by reason of the fact a person is or was an agent of SYS, the agent will be indemnified if he or she acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. There can be no indemnification with respect to any matter as to which the agent is adjudged to be liable to SYS, unless and only to the extent that the court in which such proceeding was brought determines upon application that, in view of all of the circumstances of the case, the agent is fairly and reasonably entitled to indemnity for expenses as the court shall deem proper.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers or controlling persons, under the foregoing provisions or otherwise, we have been advised that, in the opinion of the U.S. Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any suit or proceeding) is asserted by a director, officer or controlling person of ours in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 16. Exhibits

Exhibit No.	Document
2.1
Certificate of Ownership filed with the California Secretary of State on November 28, 1979, filed as Exhibit 2.1 to the Company’s report on Form 10-K for the fiscal year ended June 30, 1979, and incorporated by this reference.

2.2
Certificate of Ownership filed with the California Secretary of State on March 18, 1985, incident to a change of the name of the Company, filed as Exhibit 3.6 to this Company’s report on Form 10-K for the fiscal year ended June 30, 1985, and incorporated by this reference.

2.3	Testmasters, Inc. Stock Purchase Agreement, filed as Exhibit 2.1 to this Company’s registration statement on Form SB-2 dated May 24, 2002, and incorporated by this reference.
2.4	Polexis Merger Agreement, filed as Exhibit 2.2 to this Company’s Registration Statement on Form SB-2 dated April 19, 2004, and incorporated by this reference.
2.5
Asset Purchase and Sale Agreement effective as of December 15, 2004, by and between SYS and Xsilogy, Inc. filed as Exhibit 2.5 to this Company’s report on Form 10-QSB dated February 7, 2005, and incorporated by this reference.

2.6
Agreement and Plan of Merger, effective as of January 3, 2005, among SYS, Shadow I, Inc., a wholly-owned subsidiary of SYS, Antin Engineering, Inc., and the stockholders of Antin Engineering, Inc. filed as Exhibit 2.6 to this Company’s report on Form 10-QSB dated February 7, 2005, and incorporated by this reference.

2.7
Agreement and Plan of Merger, effective as of November 7, 2005, among SYS, Shadow II, Inc., a wholly-owned subsidiary of SYS, Logic Innovations, Inc. and the stockholders of Logic Innovations, Inc., filed as Exhibit 2.7 to the Company’s report on Form 10-Q for the quarter ended December 30, 2005, and incorporated by this reference.

2.8
Asset Purchase and Sale Agreement effective December 2, 2005 among SYS, cVideo, Inc. and certain of the stockholders of cVideo, Inc., filed as Exhibit 2.8 to the Company’s report on Form 10-Q for the quarterly period ended December 30, 2005, and incorporated by this reference.

2.9
Stock Purchase Agreement effective as of April 2, 2006, between SYS and Gary E. Murphy (the sole stockholder of Reality Based IT Services, Ltd.), incorporated by reference from the Form 8-K dated April 6, 2006.

3.1	Articles of Incorporation for SYS, as amended, filed as Exhibit 3.1 to the Company’s registration statement on Form SB-2, filed May 24, 2002, and incorporated by this reference.
4.1
Certificate of Determination of Preferences of Preferred Shares of Systems Associates, Inc., filed by the Company with the California Secretary of State on July 28, 1968, filed as Exhibit 3.2 to the Company’s report on Form 10-K for the fiscal year ended June 30, 1981, and incorporated by this reference.

4.2
Certificate of Determination of Preferences of Preference Shares of Systems Associates, Inc., filed by the Company with the California Secretary of State on December 27, 1968, filed as Exhibit 3.3 to the Company’s report on Form 10-K for the fiscal year ended June 30, 1981, and incorporated by this reference.

4.3
Certificate of Determination of Series B 9% Cumulative Convertible Callable Non-Voting Preference Stock was filed by the Company with the California Secretary of State on August 15, 1996, and included in Exhibit 3.1.

4.4	Form of Subscription Agreement from the January 2002 Offering, filed as Exhibit 4.1 to this Company’s registration statement on Form SB-2 dated May 24, 2002, and incorporated by this reference.
4.5	Form of Convertible Note from the January 2002 Offering, filed as Exhibit 4.2 to this Company’s registration statement on Form SB-2 dated May 24, 2002, and incorporated by this reference.
4.6
Form of Subscription Agreement from the February 2004 Offering (Convertible Note from December 2003 Offering included), filed as Exhibit 4.3 to this Company’s registration statement on Form SB-2 dated April 19, 2004, and incorporated by this reference.

4.7
Securities Purchase Agreement, from the May 27, 2005 Offering, by and among SYS and the investor parties as identified on the signature pages thereto, filed as Exhibit 10.1 to the Company’s report on Form 8-K filed on June 3, 2005, and incorporated by this reference.

4.8
Registration Rights Agreement, from the May 27, 2005 Offering, by and among SYS and the investor parties as identified on the signature pages thereto, filed as Exhibit 10.3 to the Company’s report on Form 8-K filed on June 3, 2005, and incorporated by this reference.

4.9
Form of Warrant issued by SYS to the investors in connection with the Securities Purchase Agreement from the May 27, 2005 Offering, filed as Exhibit 10.2 to the Company’s report on Form 8-K filed on June 3, 2005, and incorporated by this reference.

4.10	Form of Subscription Agreement from the Company’s February 14, 2006 Offering, filed as Exhibit 99.1 to the Company’s report on Form 8-K dated February 14, 2006, and incorporated by this reference.
4.11	Form of Unsecured Subordinated Convertible Note from the Company’s February 14, 2006 Offering, filed as Exhibit 99.2 to the Company’s report on Form 8-K dated February 14, 2006.
4.12	Form of Subordination Agreement from the Company’s February 14, 2006 Offering, filed as Exhibit 99.3 to the Company’s report on Form 8-K dated February 14, 2006, and incorporated by this reference.
5.1*	Opinion of Luce, Forward, Hamilton & Scripps LLP.
23.1	Consent of Independent Registered Public Accounting Firm - KPMG LLP.
23.2	Consent of Independent Public Accounting Firm Goodman & Company.
23.3*	Consent of Luce, Forward, Hamilton & Scripps LLP (included in Exhibit 5.1).
23.4	Consent of Independent Registered Public Accounting Firm - KPMG LLP.
24.1*	Power of Attorney of certain officers and directors of SYS.
* Previously filed.

ITEM 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in this registration statement. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-3 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, SYS has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of San Diego, State of California, on the 26th day of May, 2006.

SYS

By:	/s/ Michael W. Fink
Michael W. Fink
Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
* Clifton L. Cooke	President and Chief Executive Officer (principal executive officer)	May 26, 2006
* Edward M. Lake	Executive Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	May 26, 2006
/s/ Michael W. Fink Michael W. Fink	Secretary	May 26, 2006
* John M. Burns	Director	May 26, 2006
* David A. Derby	Director	May 26, 2006
* General Al Gray, USMC (Ret.)	Director	May 26, 2006
* John R. Hicks	Director	May 26, 2006
* Gail K. Naughton	Director	May 26, 2006
* Thomas A. Page	Director	May 26, 2006
* Charles E. Vandeveer *By: /s/ Michael W. Fink Name: Michael W. Fink	Director	May 26, 2006
Title: Attorney-in-fact